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                                                                    EXHIBIT 99.1


PRESS RELEASE


BEACH CABLE TO MERGE WITH KNOLOGY HOLDINGS, INC.


FOR IMMEDIATE RELEASE
Tuesday, December 02, 1997

Contact:   Felix Boccucci: (706) 645-3456
           Allen Bense: (904) 769-3456



Panama City Beach, FL - Beach Cable, Inc. and KNOLOGY Holdings, Inc. announced today the planned merger between the two companies effective December 5, 1997 according to Felix Boccucci, KNOLOGY VP of Business Development. Beach Cable has provided broadband cable TV services in the Panama City Beach area since 1994. KNOLOGY Holdings, Inc., of West Point, Georgia, is a full service broadband communication company providing voice, video and data services to multiple markets in the Southeast.

The merger will provide the new company, KNOLOGY of Panama City, Inc., the necessary capital to upgrade the Beach network to provide bundled services of cable TV, telephone and high speed Internet services.

"Beach Cable is excited about this merger and the new services it will bring to our customers," said Allen Bense President and CEO of Beach Cable. "We have been seeking a strategic alliance with a quality communications company and KNOLOGY brings the knowledge and technology that will put Panama City Beach on the information superhighway" added Mr. Bense.

KNOLOGY will begin upgrading the network in the first quarter of 1998 and projects to have telephony and Internet services available by mid-summer. "We will add additional fiber optics to the existing network infrastructure that will enable the company to deliver enhanced services including local and long distance telephone service, digital TV and high speed Internet services." stated Mr. Boccucci.





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         Press Release


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KNOLOGY Holdings, Inc. - The Media Company, based in West Point, Georgia, owns and operates broadband communications companies across the Southeast. KNOLOGY is part of the ITC group of companies, which includes PowerTel, ITC/\DeltaCom, MindSpring and Interstate/Valley Telephone. Call Felix Boccucci, Vice President Business Development, at (706) 645- 8567 for more information about the benefits of fiber optic technology or the other services provided by KNOLOGY ... now and in the future.